Exhibit 99.5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney BHM I, LLC (Trading Company in Liquidation):

We have audited the accompanying statement of financial condition (liquidation basis) of Morgan Stanley Smith Barney BHM I, LLC (Trading Company in Liquidation) (the “Trading Company”), including the condensed schedule of investments (liquidation basis), as of January 31, 2016 (termination of operations), and the related statements of income and expenses (liquidation basis) and changes in members’ capital (liquidation basis) for the period from January 1, 2016 to January 31, 2016 (termination of operations). In addition, we have audited the accompanying statement of financial condition of the Trading Company, including the condensed schedule of investments as of December 31, 2015, and the related statements of income and expenses and changes in members’ capital for the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Trading Company terminated operations on January 31, 2016. As a result, the Trading Company changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of Morgan Stanley Smith Barney BHM I, LLC (Trading Company in Liquidation) as of January 31, 2016 (termination of operations), (2) the results of its operations (liquidation basis) and changes in its members’ capital (liquidation basis) for the period from January 1, 2016 to January 31, 2016 (termination of operations), (3) its financial position as of December 31, 2015, and (4) the results of its operations and changes in its members’ capital for the years ended December 31, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

April 22, 2016

Morgan Stanley Smith Barney BHM I, LLC

Statements of Financial Condition

January 31, 2016 (termination of operations) (liquidation basis)

and December 31, 2015

	January 31, 2016*	December 31, 2015
Assets:
Equity in trading account:
Unrestricted cash (Note 2c)	$69,146,282	$71,475,056
Restricted cash (Note 2c)	-	7,153,856
Net unrealized gain (loss) on open contracts	(712,490)	(133,266)
Options purchased (premiums paid $0 and $579,893 at January 31, 2016 and December 31, 2015 respectively)	-	428,848

Total equity in trading account	68,433,792	78,924,494

Cash at bank (Note 1)	935	-
Interest receivable	1,632	-
Expense reimbursements	2,590	2,792

Total assets	$68,438,949	$78,927,286

Liabilities and Members’ Capital:
Liabilities:
Options written (premiums received $0 and $192,706 at January 31, 2016 and December 31, 2015, respectively)	$-	$121,473
Accrued management fees (Note 3a)	124,713	133,609
Accrued administrative fees (Note 2h)	286	296
Liquidation withdrawals payable	68,313,950	-

Total liabilities	68,438,949	255,378

Members’ Capital:
Managing Member	-	-
Non-Managing Members	-	78,671,908

Total members’ capital	-	78,671,908

Total liabilities and members’ capital	$68,438,949	$78,927,286

*  Presented on a liquidation basis of accounting.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC

Condensed Schedule of Investments (liquidation basis)

January 31, 2016 (termination of operations)

	Fair Value	% of Members’ Capital*
Forward contracts purchased
Commodity	$997,686	1.46%
Foreign currency	437,698	0.64

Total forward contracts purchased	1,435,384	2.10

Forward contracts sold
Commodity	(1,720,129)	(2.52)
Foreign currency	(427,745)	(0.63)

Total forward contracts sold	(2,147,874)	(3.15)

Net unrealized gain (loss) on open contracts	$(712,490)	(1.05)%

Net fair value	$(712,490)	(1.05)%

* Calculated based on pre-liquidation members’ capital.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC

Condensed Schedule of Investments

December 31, 2015

	Fair Value	% of Members’ Capital
Futures and forward contracts purchased
Commodity	$(745,176)	(0.95)%
Equity	(1,173)	- *
Foreign currency	34,763	0.04

Total futures and forward contracts purchased	(711,586)	(0.91)

Futures and forward contracts sold
Commodity	88,199	0.11
Equity	14,903	0.02
Foreign currency	476,725	0.61
Interest rate	(1,507)	- *

Total futures and forward contracts sold	578,320	0.74

Net unrealized gain (loss) on open contracts	$(133,266)	(0.17)%

Options contracts
Options purchased on futures contracts	$428,848	0.55%
Options written on futures contracts	(121,473)	(0.15)

Total options purchased and written	$307,375	0.40%

Net fair value	$174,109	0.23%

*Due to rounding.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC

Statements of Income and Expenses

For the Period from January 1, 2016 to January 31, 2016 (termination of operations) (liquidation basis) and for the Years Ended December 31, 2015 and 2014

	2016*	2015	2014

Investment Income:
Interest income	$1,632	$-	$-

Expenses:
Management fees (Note 3a)	124,713	3,120,508	5,696,903
Brokerage, clearing and transaction fees (Note 2g)	49,933	810,167	1,023,265
Administrative fees (Note 2h)	286	11,836	24,265
Incentive fees (Note 3b)	-	-	97,537

Total expenses	174,932	3,942,511	6,841,970
Expense reimbursements (Note 2g)	(2,590)	(67,291)	(134,557)

Net expenses	172,342	3,875,220	6,707,413

Net investment income (loss)	(170,710)	(3,875,220)	(6,707,413)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(6,611,668)	(38,398,719)	24,371,370
Net change in unrealized gains (losses) on open contracts	268,416	7,283,860	(12,777,935)

Total trading results	(6,343,252)	(31,114,859)	11,593,435

Net Income (Loss)	$(6,513,962)	$(34,990,079)	$4,886,022

*  Presented on a liquidation basis of accounting.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC

Statements of Changes in Members’ Capital

For the Period from January 1, 2016 to January 31, 2016 (termination of operations) (liquidation basis) and for the Years Ended December 31, 2015 and 2014

	Managing Member	Non-Managing Members	Total

Members’ Capital, December 31, 2013	$-	$313,607,842	$313,607,842

Capital contributions	-	7,283,762	7,283,762

Net income (loss)	-	4,886,022	4,886,022

Capital withdrawals	-	(81,268,680)	(81,268,680)

Members’ Capital, December 31, 2014	-	244,508,946	244,508,946

Net income (loss)	-	(34,990,079)	(34,990,079)

Capital withdrawals	-	(130,846,959)	(130,846,959)

Members’ Capital, December 31, 2015	-	78,671,908	78,671,908

Net income (loss)	-	(6,513,962)	(6,513,962)

Capital withdrawals	-	(72,157,946)	(72,157,946)

Members’ Capital, January 31, 2016*	$-	$-	$-

*  Presented on a liquidation basis of accounting.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

1.  Organization:

Morgan Stanley Smith Barney BHM I, LLC (“BHM I, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4. “Financial Instruments”). The Trading Company commenced operations on August 1, 2007.

Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) was the trading manager of the Trading Company and the managing member. Ceres had retained Blenheim Capital Management, L.L.C. (“Blenheim” or the “Trading Advisor”) to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invested its assets in the Trading Company, which allocated substantially all of its assets in the trading program of Blenheim, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which made investment decisions for the Trading Company. Prior to January 31, 2016 (termination of operations), Polaris Futures Fund L.P. (“Polaris”) (a Delaware limited partnership), Meritage Futures Fund L.P. (a Delaware limited partnership), Morgan Stanley Smith Barney Spectrum Strategic L.P. (“DWSS”) (a Delaware limited partnership), Managed Futures Premier BHM L.P. (“Premier BHM”) (a Delaware limited partnership) and Morgan Stanley Managed Futures Custom Solutions Fund LP (“Custom Solutions”) (a Delaware limited partnership) were the Members of the Trading Company.

Ceres is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest and Citigroup Inc. indirectly owned a minority equity interest in MSSBH.

Effective January 31, 2016, the Trading Manager terminated the amended and restated advisory agreement, dated as of March 1, 2014, among the Trading Advisor, the Trading Company and the Trading Manager, pursuant to which the Trading Advisor traded the Trading Company’s assets. Consequently, the Trading Advisor ceased all Futures Interest trading on behalf of the Trading Company, and the Trading Manager determined to liquidate the Trading Company effective the close of business on January 31, 2016. As a result, the Trading Company changed its basis of accounting from the going concern basis to the liquidation basis. Liquidation basis accounting requires the Trading Company to record assets and liabilities at values to be received or paid in liquidation.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

The clearing commodity broker for the Trading Company was Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. also acted as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Smith Barney LLC, doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”), is a principal subsidiary of MSSBH and previously acted as a non-clearing broker for the Trading Company. MS&Co. and its affiliates acted as the custodians of the Trading Company’s assets. MS&Co. is a wholly-owned subsidiary of Morgan Stanley. The Trading Company also deposited a portion of its cash in a non-trading account at JP Morgan Chase Bank, N.A.

In July 2015, the Trading Manager delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Trading Company.

2.  Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates.  The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and the differences could be material.

The financial statements of the Trading Company as of January 31, 2016 and for the period from January 1, 2016 to January 31, 2016 are prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Trading Company to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Trading Company’s carrying value of assets and liabilities or its results of operations. All carrying values, including the unrealized appreciation on open contracts which are carried at fair value, are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of changes in net assets available to shareholders for the period January 1, 2016 to January 31, 2016.

b.	Statement of Cash Flows. The Trading Company is not required to provide a Statement of Cash Flows.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

c.

Restricted and Unrestricted Cash: The cash held by the Trading Company was on deposit in commodity brokerage accounts with MS&Co. As reflected in the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forward and option contracts and offset unrealized losses only on the offsetting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. Restricted and unrestricted cash included cash denominated in foreign currencies of $0 (cost of $0) and $18,209,976 (cost of $18,977,804) as of January 31, 2016 and December 31, 2015, respectively.

d.

Foreign Currency Transactions and Translation. The Trading Company’s functional currency was the U.S. dollar; however, the Trading Company may have transacted business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Income Taxes: Income taxes have not been listed as each Member is individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Manager concluded that no provision for income tax is required in the Trading Company’s financial statements. The Trading Company files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The 2016 tax return, once filed, will be subject to examination for four years. The Trading Manager does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Revenue Recognition. For excess cash which was not invested by the Trading Manager in other permitted investments monthly, MS&Co. paid the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. When the effective rate was less than zero, no interest was earned. For purposes of such interest payments, daily funds did not include monies due to the Trading Company on Futures Interests that have not been received. MS&Co. retained any excess interest not paid to the Trading Company on such uninvested cash.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

g.

Brokerage, Clearing and Transaction Fees. The Trading Company accrued and paid brokerage, clearing and transaction fees to MS&Co. Brokerage fees were paid as they are incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that were not clearinghouse members. In addition, the Trading Company paid transactional and clearing fees as they were incurred.

Effective October 1, 2014, the flat rate brokerage fee payable by DWSS, equal to an annual rate of 4.0% of DWSS’ net assets, was separated into (i) a general partner administrative fee payable to the General Partner equal to an annual rate of 2.0% of DWSS’ net assets, and (ii) an ongoing placement agent fee payable to Morgan Stanley Wealth Management equal to an annual rate of 2.0% of DWSS’ net assets.

From April 1, 2014 to October 1, 2014, DWSS paid a monthly brokerage fee to MS&Co. at a flat rate of 1/12th of 4% per month (a 4% annual rate) of the Members’ Capital of DWSS allocated to Blenheim as of the first day of each month, and prior to April 1, 2014, DWSS paid a monthly brokerage fee to MS&Co. at a flat rate of 1/12th of 6% (a 6% annual rate) of the Members’ Capital of DWSS allocated to Blenheim as of the first day of each month.

Such fee included the brokerage fees that were charged to the Trading Company, and therefore, the Trading Company received monthly expense reimbursements on brokerage fees and other transaction fees and costs from MS&Co. incurred during such month, as shown in the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Members’ Capital allocation percentage of DWSS in the Trading Company.

h.

Administrative Fee. The Trading Company accrued and paid to Ceres a monthly fee to cover all administrative and operating expenses (the “administrative fee”). The monthly administrative fee was equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There were no administrative fees allocated to Polaris, DWSS and Premier BHM, and their respective Members’ Capital was excluded from the determination of the administrative fee.

i.

Equity in Trading Account. The Trading Company’s asset “Equity in trading account,” reflected in the Statements of Financial Condition, consisted of (a) cash on deposit in commodity brokerage accounts with MS&Co., a portion of which was used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are at fair value and calculated as the difference between original contract value and fair value and (c) options purchased at fair value, if any. Options written at fair value, if any, were recorded in “Liabilities”.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

The Trading Company, in its normal course of business, entered into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading resulted in unrealized gains or losses, these amounts were offset for the Trading Company and were reported on a net basis in the Statements of Financial Condition.

The Trading Company offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company consistently applied its right to offset.

j.

Investment Company Status.  Effective January 1, 2014, the Trading Company adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services —Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the Trading Manager’s assessment, the Trading Company has been deemed to be an investment company since inception. Accordingly, the Trading Company follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

k.

Subsequent Events. Ceres evaluates events that occur after the balance sheet date but before financial statements are issued. Ceres has assessed the subsequent events through the date of issuance and determined that other than described in Note 10 to the financial statements, no events have occurred that require adjustments to or disclosure in the financial statements.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

3.  Trading Advisor:

Ceres retained Blenheim to make all trading decisions for the Trading Company.

Fees paid to Blenheim by the Trading Company consisted of a management fee and an incentive fee as follows:

a.

Management Fee. The Trading Company accrued and paid Blenheim a monthly management fee equal to 1/12th of 2% (a 2% annual rate) of the net assets allocated to Blenheim as of the first day of each month.

b.

Incentive Fee. The Trading Company paid Blenheim a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee was accrued on a monthly basis, but was not payable until the end of each calendar quarter.

New Trading Profits represented the amount by which profits from Futures Interests trading exceeded losses after management fees, brokerage, clearing and transaction fees, and administrative fees were deducted. When Blenheim experienced losses with respect to the Members’ Capital as of the end of a calendar quarter, Blenheim had to recover such losses before it was eligible for an incentive fee in the future. Cumulative trading losses were reduced for capital withdrawn from the Trading Company.

Effective March 1, 2014, the management fee was allocated and incentive fee was charged to DWSS under the advisory agreement among the Trading Company, Ceres and Blenheim, and DWSS’ Members’ Capital was included in the determination of management fees.

Prior to March 1, 2014, the management fees allocated and incentive fees charged to DWSS were paid directly to Blenheim by DWSS pursuant to the advisory agreement among DWSS, Ceres and Blenheim, and DWSS’ Members’ Capital was excluded from the determination of management fees.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

4.  Financial Instruments:

The Trading Advisor traded Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of exchange-traded contracts was based on the settlement price quoted by the exchange on the day with respect to which fair value was being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests were fair valued as discussed in Note 6. “Fair Value Measurements.”

The exchange-traded contracts and the off-exchange-traded contracts were fair valued on a daily basis.

The Trading Company’s contracts were accounted for on a trade-date basis. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method.

The net unrealized gains (losses) on open contracts at January 31, 2016 (termination of operations) and December 31, 2015, respectively, reported as a component of “Equity in trading account” in the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains (Losses) on Open Contracts			Longest Maturities

Date	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded

1/31/2016	$(722,443)	$9,953	$(712,490)	May. 2016	Sep. 2016
12/31/2015	(497,086)	363,820	(133,266)	Dec. 2017	Sep. 2016

5.	Trading Activities:

The Trading Company’s objective was to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company took speculative positions in Futures Interests where it felt the best profit opportunities existed for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. In regards to foreign currency forwards traded, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

The following tables summarize the gross and net amounts relating to assets and liabilities of the Trading Company’s derivatives and their offsetting subject to master netting agreements or similar agreements as of January 31, 2016 (termination of operations) and December 31, 2015, respectively.

		Gross Amounts
		Offset in the	Amounts		Gross Amounts Not Offset in the
		Statements of	Presented in the		Statements of Financial Condition
January 31, 2016	Gross Amounts Recognized	Financial Condition	Statements of Financial Condition		Financial Instruments	Cash Collateral Received/Pledged**	Net Amount
Assets
Forwards	$1,863,141	$(1,863,141)	$-		$-	$-	$-

Total Assets	$1,863,141	$(1,863,141)	$-		$-	$-	$-

Liabilities
Forwards	$(2,575,631)	$1,863,141	$(712,490)	*	$-	$-	$(712,490)

Total Liabilities	$(2,575,631)	$1,863,141	$(712,490)		$-	$-	$(712,490)

Net fair value							$(712,490)	**

		Gross Amounts
		Offset in the	Amounts		Gross Amounts Not Offset in the
		Statements of	Presented in the		Statements of Financial Condition
December 31, 2015	Gross Amounts Recognized	Financial Condition	Statements of Financial Condition		Financial Instruments	Cash Collateral Received/Pledged**	Net Amount
Assets
Futures	$1,360,412	$(976,934)	$383,478	*	$-	$-	$383,478
Forwards	579,904	(579,904)	-		-	-	-
Options purchased	428,848	-	428,848		(121,473)	-	307,375

Total Assets	$2,369,164	$(1,556,838)	$812,326		$(121,473)	$-	$690,853

Liabilities
Futures	$(976,934)	$976,934	$-		$-	$-	$-
Forwards	(1,096,648)	579,904	(516,744)	*	-	-	(516,744)
Options written	(121,473)	-	(121,473)		121,473	-	-

Total Liabilities	$(2,195,055)	$1,556,838	$(638,217)		$121,473	$-	$(516,744)

Net fair value							$174,109	**

*	Included as a component of “Net unrealized gain (loss) on open contracts” in the Statements of Financial Condition.

**

In the event of default by the Trading Company, MS&Co., the Trading Company’s commodity futures broker and/or the sole counterparty, as applicable, to the Trading Company’s off-exchange-traded contracts had the right to offset the Trading Company’s obligation with the Trading Company’s cash held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There was no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Trading Company was exposed to the amount shown on the Statements of Financial Condition. In the case of exchange-traded contracts, the Trading Company’s exposure to counterparty risk may have been reduced since the exchange’s clearinghouse interposed its credit between buyer and seller and the clearinghouse’s guarantee fund may have been available in the event of a default.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

The effect of Trading Activities in the Statements of Financial Condition as of January 31, 2016 (termination of operations) and December 31, 2015:

January 31, 2016						Average number
						of contracts
						outstanding
	Long	Long	Short	Short	Net	for the period
	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized	(absolute
Forward Contracts	Gain	Loss	Gain	Loss	Gain (Loss)	quantity)

Commodity	$1,076,600	$(78,914)	$46,378	$(1,766,507)	$(722,443)	854
Foreign currency	437,698	-	302,465	(730,210)	9,953	-

Total	$1,514,298	$(78,914)	$348,843	$(2,496,717)	$(712,490)

December 31, 2015						Average number
						of contracts
						outstanding
	Long	Long	Short	Short	Net	for the year
	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized	(absolute
Futures and Forward Contracts	Gain	Loss	Gain	Loss	Gain (Loss)	quantity)

Commodity	$941,796	$(1,686,972)	$444,700	$(356,501)	$(656,977)	8,457
Equity	-	(1,173)	14,903	-	13,730	149
Foreign currency	34,763	-	504,154	(27,429)	511,488	344
Interest rate	-	-	-	(1,507)	(1,507)	182

Total	$976,559	$(1,688,145)	$963,757	$(385,437)	$(133,266)

						Average number
						of contracts
						outstanding
						for the year
						(absolute
						quantity)
Option Contracts at Fair Value

Options purchased				$428,848		1,781
Options written				(121,473)		494

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

The following table indicates the trading gains and losses by market sector, on derivative instruments for the period January 1, 2016 to January 31, 2016 (termination of operations) and for the years ended December 31, 2015 and 2014.

	2016		2015		2014
Sector
Commodity	$(6,119,727)		$(33,937,541)		$14,933,839
Equity	467,410		(1,085,380)		1,569,648
Foreign currency	(664,891)		3,720,313		(1,654,866)
Interest rate	(26,044)		187,749		(3,255,186)

Total	$(6,343,252)	*	$(31,114,859)	*	$11,593,435	*

* This amount is included in “Total trading results” in the Statements of Income and Expenses.

6.  Fair Value Measurements:

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

The Trading Company considered prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the month ended January 31, 2016 (termination of operations) and the year ended December 31, 2015, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the period January 1, 2016 to January 31, 2016 (termination of operations) and for the year ended December 31, 2015, there were no transfers of assets or liabilities between Level 1 and Level 2.

The following tables present information about the Trading Company’s assets and liabilities measured at fair value as of January 31, 2016 (termination of operations) and December 31, 2015:

January 31, 2016	Total	Level 1	Level 2	Level 3

Assets

Forwards	1,863,141	1,122,978	740,163	-

Total assets	$1,863,141	$1,122,978	$740,163	$-

Liabilities

Forwards	$2,575,631	$1,845,420	$730,211	$-

Total Liabilities	$2,575,631	$1,845,420	$730,211	$-

*Net fair value	$(712,490)	$(722,442)	$9,952	$-

December 31, 2015	Total	Level 1	Level 2	Level 3

Assets

Futures	$1,360,412	$1,360,412	$-	$-
Forwards	579,904	216,084	363,820	-
Options purchased	428,848	428,848	-	-

Total assets	$2,369,164	$2,005,344	$363,820	$-

Liabilities

Futures	$976,934	$976,934	$-	$-
Forwards	1,096,648	1,096,648	-	-
Options written	121,473	121,473	-	-

Total Liabilities	$2,195,055	$2,195,055	$-	$-

*Net fair value	$174,109	$(189,711)	$363,820	$-

* Included as a component of the “Net unrealized gain (loss) on open contracts” and “Options purchased” and “Options written” in the Statements of Financial Condition.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

January 31, 2016 (termination of operations)

7.  Financial Instrument Risk:

The Members’ investments in the Trading Company exposed the Members to various types of risks that were associated with Futures Interests trading and markets in which the Trading Company invested. The significant types of financial risks to which the Trading Company was exposed were market risk, liquidity risk, counterparty risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invested and changes in interest rates made the Members’ investments volatile. If Blenheim incorrectly predicted the direction of prices in the Futures Interests in which it invested, large losses may have occurred.

Illiquidity in the markets in which the Trading Company invested may have caused less favorable trade prices. Although Blenheim generally purchased and sold actively traded contracts where last trade price information and quoted prices were readily available, the prices at which a sale or purchase occurred may have differed from the prices expected because there may have been a delay between receiving a quote and executing a trade, particularly in circumstances where a market had limited trading volume and prices were often quoted for relatively limited quantities.

The credit risk on Futures Interests arose from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company had credit risk because MS&Co. acted as the commodity broker and/or the counterparty with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance was typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates were segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and were expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also have been invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled option contracts were marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency option contracts, there were no daily settlements of variation in value, nor was there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company was required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which was accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had total cash and unrealized gain (loss) on exchange-traded contracts with MS&Co., acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $68,423,839 and $78,131,826 at January 31, 2016 (termination of operations) and December 31, 2015, respectively. With respect to those off-exchange-traded forward currency contracts, the

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

Trading Company was at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Trading Company had a netting agreement with each counterparty. These agreements, which sought to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, were intended to materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

8.  Members’ Capital

a.

Members’ Capital.  Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to administrative fees, management fees and incentive fees), determined in accordance with GAAP.

b.

Capital Contributions.  Capital contributions by the Members could be made monthly pending Ceres’ approval. Such capital contributions increased each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital Withdrawals.  Each Member could have withdrawn all or a portion of its capital as of the first day of each month. The request for withdrawal must have been received in writing by the Trading Manager at least three business days prior to the end of such month. Such capital withdrawals decreased each withdrawing Member’s pro-rata share of the Trading Company’s Members’ Capital. Ceres may have required the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

d.

Distributions.  Distributions, other than capital withdrawals, are made on a pro rata basis at the sole discretion of Ceres. Aside from the final distribution described in Note 10, no distributions had been made to date. Prior to liquidation Ceres did not intend to make any distributions of the Trading Company’s profits.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (Liquidation Basis)

9.  Financial Highlights:

Financial highlights for the Non-Managing Members as a whole for the period January 1, 2016 through January 31, 2016 (termination of operations) and for the years ended December 31, 2015 and 2014 are as follows:

	2016(1)		2015		2014
Ratios to average members’ capital:(3)

Net investment loss(4)	(2.7)%		(2.4)%		(2.3)%

Operating expenses before incentive fees and expense reimbursements	2.8%		2.4%		2.3%

Incentive fees	- %		- %		0.0%	(2)

Expense reimbursements	(0.0)%	(2)	(0.0)%	(2)	(0.0)%	(2)

Operating expenses after incentive fees and expense reimbursements	2.8%		2.4%		2.3%

Total return:
Total return before incentive fees and expense reimbursements	(8.3)%		(17.8)%		0.8%

Incentive fees	- %		- %		0.0%	(2)

Expense reimbursements	0.0%	(2)	0.0%	(2)	0.0%	(2)

Total return after incentive fees and expense reimbursements	(8.3)%		(17.8)%		0.8%

(1)	Annualized.

(2)	Amounts less than 0.05%.

(3)	Average members’ capital is calculated using pre-liquidation members’ capital.

(4)	Interest income less total expenses, net of expense reimbursements.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average Members’ capital.

10.  Liquidation of the Trading Company:

Final payment of the Trading Company’s liquidation withdrawals payable to the Members was made on February 19, 2016.